Exhibit 99.3

DECEMBER 10, 2001

SAUER-DANFOSS INC. TO ACQUIRE THE LOW VOLTAGE MOTOR BUSINESS OF THRIGE ELECTRIC, A SUBSIDIARY OF THRIGE-TITAN A/S

AMES, Iowa, USA, December 10, 2001 – Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced it signed a Letter of Intent to purchase the low voltage motor business of Thrige Electric. The transaction is expected to close in early 2002. Terms of the agreement were not disclosed.

The low voltage motor business of Thrige Electric consists of Thrige Electric in Odense, Denmark and Schabmüller GmbH in Berching, Germany. Thrige Electric produces low voltage motors and integrated pump, steering or drive units  used primarily in mobile machines in the material handling market. The business has about 450 employees and annual sales of approximately $50 Million. Thrige Electric is Europe's number one supplier of low voltage motors for forklift trucks and is a worldwide leader in manufacturing motors. The company has produced motors for more than 100 years, and its motors have been synonymous with high quality, high performance and long life.

With this strategic acquisition, Sauer-Danfoss adds new drive technology to its existing well-positioned portfolio in hydrostatic systems. “We want to establish electric power technology in Sauer-Danfoss in parallel with hydrostatics to be competitive with the potential future technology shift in the material handling market,” commented Albert Zahalka, Vice President of Sauer-Danfoss’ Electrohydraulics global business unit. “Over the medium term, fuel cells are expected to gain momentum, which will require complementary electric drives,” continued Zahalka.

Sauer-Danfoss started its activities in power electronics in 1997 with the development of an integrated electronic power steering EPS and later with a battery powered inverter. Both of these products were launched this year and  will be enhanced  by these  newly  acquired  product lines.  The acquisition of  Thrige Electric will strengthen Sauer-Danfoss’ position as a system supplier in electric drives, and will provide state of the art motor technology and  access to the low voltage electric drive train customers in mobile applications for both AC and DC.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment.  Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the Americas, and the Asia-Pacific region, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark.  More details online at www.sauer-danfoss.com.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com